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                            Exhibit 23


Consent of Independent Accountants


We consent to the incorporation by reference in the registration statements of Protective Life Corporation on Form S-3 (File Nos. 333-03435 and 33-55063) and Form S-8 (File Nos. 33-51887 and 33-68036) of our report, which includes an explanatory paragraph with respect to changes in the Company's method of accounting for stock-based employee compensation plans in 1995, dated February 11, 1997, on our audits of the consolidated financial statements and financial statement schedules of Protective Life Corporation as of December 31, 1996 and 1995 and for the years ended December 31, 1996, 1995, and 1994, which report is included or incorporated by reference in this Annual Report on Form 10-K.





 /s/ COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.

March 27, 1997